Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-161239 and 333-174796 on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 333-37398 on Form S-8 and Registration Statement Nos. 333-163075 and 333-177099 on Form S-3 of our reports dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of SCANA Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2011.

/s/DELOITTE & TOUCHE LLP
Charlotte, North Carolina
February 29, 2012